Exhibit 5.1

[Goodwin Procter LLP Letterhead]

April 10, 2019

HarborOne NorthEast Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

Re:                             Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering by HarborOne NorthEast Bancorp, Inc., a Massachusetts corporation (the “Company”) of up to 31,050,000 shares of the Company’s common stock, $0.01 par value per share (the “Company Shares”) as described in the Plan of Conversion of HarborOne Mutual Bancshares, dated March 5, 2019 (the “Plan of Conversion”), and the offering by the Company of up to 27,448,942 Company Shares that may be issued to the shareholders of HarborOne Bancorp, Inc. in connection with the merger contemplated by the Plan of Conversion (the “Exchange Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Massachusetts Business Corporation Act (which includes reported judicial decisions interpreting the Massachusetts Business Corporation Act).

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan of Conversion, the Company Shares will be validly issued, fully paid and non-assessable, and that the Exchange Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding capital stock of HarborOne Bancorp, Inc. in accordance with the terms of the Plan of Conversion, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal and Tax Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP